AIM ImmunoTech Provides Comprehensive Clinical Trials Update With Major Inflection Points Identified

Well Capitalized to Complete Current Ampligen Clinical Trials Following $10M in Capital Raises Plus $15M Recently Awarded by DOD to Roswell Park and Moffitt for Ampligen-Related Breast Cancer Trials

OCALA, Fla. (October 7, 2019) – AIM ImmunoTech Inc. (NYSE American: AIM) today reported that over the past few months it raised approximately $10 million from the public markets to support its lead drug candidate Ampligen. Ampligen is being studied in six ongoing clinical trials and anticipates:

●	Phase 2 data in Stage 4 metastatic triple-negative breast cancer, where Ampligen is being tested for therapeutic synergy with pembrolizumab, in as early as six months

●	Phase 2 data in advanced recurrent ovarian cancer, where Ampligen is being tested for therapeutic synergy with pembrolizumab, in as early as 12 months

AIM ImmunoTech believes its recent capital raises should provide sufficient capital to support the company’s ongoing business activities as it awaits results in multiple ongoing immuno-oncology clinical trials, all part of the company’s active Ampligen program. In addition, the company announced that Roswell Park Comprehensive Cancer Center and Moffitt Cancer Center received approximately $15 million total in U.S. Department of Defense “Breakthrough Awards” to fund two separate but parallel clinical trials to study Ampligen as a potential synergistic agent in combination with several other immunotherapies — including pembrolizumab and Intron A — in the treatment of brain-metastatic breast cancer at Roswell and Moffitt.

“The $10 million that we raised over the past few months is critical for our ongoing research and development, as it provides us with a financial cushion while we await reportable data in our immuno-oncology clinical trials — trials that are already funded by grants to the research institutions from prestigious third parties,” said AIM ImmunoTech CEO Thomas K. Equels. “This type of third-party support mitigates our risk in these projects, as the grantors directly fund the research institutions and our principal obligation is to supply the Ampligen.”

Mr. Equels continued, “I am pleased to report that, as of the end of the third quarter, we will report approximately $12.5 million of cash on hand. At the same time, we are carefully managing our expenses in a way we believe will allow us to clearly focus on near-term clinical goals, as outlined below, and as our short-term clinical trial manufacturing objectives are reached we will strive to reduce our burn rate.”

QUARTERLY CLINICAL DEVELOPMENT OVERVIEW

AIM ImmunoTech’s Ampligen has six ongoing immuno-oncology clinical trials, five planned clinical trials and an active Early Access Program (EAP) in pancreatic cancer.

Ongoing immuno-oncology clinical trials:

Advanced Recurrent Ovarian Cancer - Phase 1 / 2 study of intraperitoneal chemo-immunotherapy in advanced recurrent ovarian cancer at University of Pittsburgh Medical Center (UPMC). Phase 1 portion establishes intraperitoneal safety of Ampligen plus Intron A with positive survival data. We believe publication of these data by the team at UPMC will occur in approximately four months.

See: https://clinicaltrials.gov/ct2/show/NCT02432378

Advanced Recurrent Ovarian Cancer - A follow-up Phase 2 study of advanced recurrent ovarian cancer using cisplatin, pembrolizumab, plus Ampligen at University of Pittsburgh Medical Center. Up to 45 patients to be enrolled. Enrollment has commenced and the first patients have begun treatment. Interim data from this important study combining Ampligen with pembrolizumab is expected in approximately 12 months.

See: https://clinicaltrials.gov/ct2/show/NCT03734692

Stage 4 Metastatic Triple Negative Breast Cancer - Phase 2 study of metastatic triple-negative breast cancer using chemokine modulation therapy, including Ampligen and pembrolizumab at Roswell Park Comprehensive Cancer Center. Two of the planned 6 patients enrolled and treated. Interim data from this important study combining Ampligen with pembrolizumab is expected in approximately 6 months.

See: https://clinicaltrials.gov/ct2/show/NCT03599453

Stage 4 Colorectal Cancer Metastatic to the Liver - Phase 2a study of Ampligen as a component of chemokine modulatory regimen (celecoxib) on colorectal cancer metastatic to liver at Roswell Park Comprehensive Cancer Center. Seven of 12 planned patients enrolled and treated. Interim data from this important study combining Ampligen with interferon alfa-2b is expected in approximately 6 months.

See: https://clinicaltrials.gov/ct2/show/NCT03403634

Early-Stage Prostate Cancer - Phase 2 study investigating the effectiveness and safety of aspirin and Ampligen with or without interferon-alpha 2b (Intron A) compared to no drug treatments in a randomized three-arm study of patients with prostate cancer before undergoing radical prostatectomy (Roswell Park Comprehensive Cancer Center, Dr. G. Chatta, PI). IRB and FDA approval to proceed received; pending internal tasks before the study can be opened. Up to 60 patients to be enrolled. This prostate trial should start within approximately two weeks.

See: https://clinicaltrials.gov/ct2/show/NCT03899987

Early-Stage Triple Negative Breast Cancer - Phase 1 study of chemokine modulation plus neoadjuvant chemotherapy in patients with early-stage triple negative breast cancer has received FDA authorization. The objective of this study is to evaluate the safety and tolerability of a combination of Ampligen, celecoxib with or without Intron A, when given along with chemotherapy. The goal of this approach is to increase survival. First enrollment is expected within 60 days.

In addition, five Ampligen clinical trials are planned for initiation in 2019 or 2020, subject to funding:

●	Brain-Metastatic Breast Cancer - Phase 2 study to assess the effectiveness of a three-pronged strategy combining distinct immunotherapy approaches, including Ampligen. Roswell Park Comprehensive Cancer Center and Moffitt Cancer Center have both received “Breakthrough Awards” from the U.S. Department of Defense. Together, these separate but parallel proposed clinical trials are receiving approximately $15 million in DoD funding to study Ampligen.

●	Stage 4 Refractory Metastatic Colorectal Carcinoma - Phase 2 study of Ampligen plus pembrolizumab in Stage 4 refractory metastatic colorectal carcinoma at Roswell Park Comprehensive Cancer Center. Dr. P. Boland, PI. Up to 22 patients to be enrolled. This is expected to be a large Phase 2 study, funded by grants, testing Ampligen and pembrolizumab.

●	Stage 4 Urothelial, Melanoma and Renal Cell Carcinoma - Phase 2 study of Stage 4 urothelial (bladder), melanoma and renal cell carcinoma, resistant to checkpoint blockade, using Ampligen plus checkpoint blockade at Roswell Park Comprehensive Cancer Center. Protocol design and funding currently being finalized.

●	Non-Small Cell Lung Cancer - First-line therapy for non-small cell lung cancer with Standard Of Care (SOC) chemotherapy plus Ampligen and pembrolizumab at University of Nebraska Medical Center. Dr. V. Ernani, PI. Study design and budget being developed. However, we now anticipate an extended delay, as other studies with funding have moved ahead of the Ampligen project. Roswell is exploring a pilot study to establish proof of concept.

●	Advanced Pancreatic Cancer - Phase 2 study in advanced pancreatic cancer using checkpoint blockade plus Ampligen at University of Nebraska Medical Center (UNMC). Dr. K. Klute, PI. Protocol and budget being developed. This proposed study will be driven by the data from our Dutch EAP (see below) and UNMC animal experiments showing synergy between Ampligen and checkpoint therapy. We are confirming the initial round of successful animal experiments with a second round of experiments. We expect the results of the confirmatory experiments within two months.

Pancreatic Cancer Expanded Access Program:

This is an Expanded Access Program (EAP) with Ampligen as a standalone treatment in pancreatic cancer at Erasmus University, The Netherlands, conducted by Professor Casper van Eijck. Eligibility for the EAP includes adults with metastatic or locally advanced pancreatic carcinoma following FOLFIRINOX and adults post-Whipple procedure. Systemic Immune-Inflammation Index and restaging scans/x-rays were performed every 6 weeks. The EAP was initially approved for extremely advanced cases, but is now approved for all pancreatic cancer, regardless of stage. Publication of data from first two years expected within the first half of 2020.

Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (ME/CFS):

AIM ImmunoTech recently received clearance from FDA to export to Argentina its drug Ampligen. In 2016, the company announced the approval of its New Drug Application (NDA) from Argentina’s Administracion Nacional de Medicamentos, Alimentos y Tecnologia Medica (ANMAT) for the commercial sale of Ampligen for the treatment of CFS. The FDA requires certain regulations be met in order to export a drug manufactured in the United States to a foreign country. In order to receive clearance to export to Argentina, AIM ImmunoTech submitted information on the drug approval processes and standards in Argentina and the issuance by ANMAT of its approval of Ampligen. The FDA determined that the processes and standards applicable to drug approval in Argentina meet the requirements under section 802(b)(2) of the U.S. Federal Food, Drug and Cosmetic Act. Those requirements include expert review of safety and effectiveness, good manufacturing practice and quality controls, adverse experience reporting and control of drug labeling and promotion. To the company’s knowledge, this is the first time in more than ten years — and only the second time ever— the FDA has made this determination.

ME/CFS is increasingly in the news as it is now recognized as a physical disorder. As an example, a first-person account of a person living with the disease was recently featured in The New Yorker.

About AIM ImmunoTech

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers. AIM's flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, AIM believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® include studies of cancer patients with renal cell carcinoma, malignant melanoma, colorectal cancer, advanced recurrent ovarian cancer and triple negative metastatic breast cancer. These and other potential uses will require additional clinical trials to confirm the safety and effectiveness data necessary to support regulatory approval and additional funding. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. Among other things, for those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this press release speak only as of the date of this press release. Among other things, no assurance can be given as to whether the ongoing or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities of the Cancer Centers sponsoring these trials. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.hemispherx.net. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Contacts:

Crescendo Communications, LLC
Phone: 212-671-1021
Email: aim@crescendo-ir.com

Hayden IR
Phone: 646-755-7412
Email: James@HaydenIR.com

AIM ImmunoTech Inc.
Phone: 800-778-4042
Email: IR@aimimmuno.com